Exhibit 99.1

SWIFT ENERGY INCREASES AND EXTENDS ITS BANK REVOLVER
----------------------------------------------------


HOUSTON, October 4, 2006 - Swift Energy Company (NYSE: SFY) announced today that the Company increased its Revolving Credit Facility with its ten-member bank group to $500 million from $400 million. The amended agreement also extends the expiration date to October 3, 2011, from the previous expiration of October 1, 2008. The current commitment amount was increased to $250 million, which is its current borrowing base level.

As of October 2, 2006, the Company had $49.3 million outstanding drawn against this facility, excluding letters of credit, which was used to fund a recent acquisition of property interests in South Louisiana.

Swift Energy's credit facility, arranged by JPMorgan Securities Inc., was syndicated to a group of banks that includes Amegy Bank National Association, Bank of Scotland, BNP Paribas, CALYON, Comerica Bank, Compass Bank, JPMorgan Chase Bank, NA, Natexis Banques Populaires, Societe Generale and Wells Fargo Bank, National Association.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana, Texas and most recently Alaska, as well as oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.


Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com